EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement on Form S-3 of Centrue Financial Corporation of our report dated March 12, 2008 with respect to the consolidated financial statements of Centrue Financial Corporation and the effectiveness of internal control over financial reporting, which report appears in this Annual Report on Form 10-K of Centrue Financial Corporation for the year ended December 31, 2007 and to the reference to us under the heading “Experts” in the prospectus.

/s/  Crowe Horwath LLP

Crowe Horwath LLP

Oak Brook, Illinois
February 4, 2009